Exhibit 107

CALCULATION OF REGISTRATION FEE

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	IonQ, Inc. 2021 Equity Incentive Plan (Common stock, $0.0001 par value per share)	Other(2)	13,587,593(3)(4)	$4.85(2)	$65,899,826(2)	0.00011020	$7,262.16

Total Offering Amounts					$65,899,826		$7,262.16

Total Fee Offsets							—

Net Fee Due							$7,262.16

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of IonQ, Inc’s (the “Registrant”) common stock, par value $0.0001 (“Common Stock”) which become issuable under the IonQ, Inc. 2021 Equity Incentive Plan (the “2021 Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of shares of the Registrant’s outstanding Common Stock.

(2)

Estimated pursuant to Rules 457(c) and 457(h) solely for the purpose of calculating the registration fee. The proposed maximum offering price per share and proposed maximum aggregate offering price are based on the average of the high and low sale prices of the Common Stock as reported on the New York Stock Exchange on March 24, 2023.

(3)

Represents additional shares of Common Stock reserved for issuance pursuant to future awards under the 2021 Plan. To the extent that any awards outstanding under the 2021 Plan are forfeited, are cancelled, are held back upon exercise or settlement of an award to cover any exercise price, as applicable, or tax withholding, are reacquired by the Registrant prior to vesting, are satisfied without the issuance of stock or are otherwise terminated (other than by exercise) subsequent to the date of this Registration Statement, the shares reserved for issuance pursuant to such awards will become available for issuance as shares of Common Stock under the 2021 Plan.

(4)

The number of shares reserved for issuance under the 2021 Plan will automatically increase on January 1 of each year for a period of ten years commencing on January 1, 2022 and ending on (and including) January 1, 2031, in an amount equal to 5% of the Fully-Diluted Common Stock on December 31 of the preceding year; provided, however, that the Registrant’s board of directors may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of shares of Common Stock.